Exhibit 6

                          LA JOLLA COVE INVESTORS, INC.
                          2250 UNION STREET. SUITE 301
                         SAN FRANCISCO. CALIFORNIA 94123
                            TELEPHONE: (415) 409-8703
                            FACSIMILE: (415) 409-8704
                            E-MAIL. LJCI@PACBELL.NET
LA JOLLA                      www.ljcinvestors.com                 SAN FRANCISCO
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                                January 29, 2003


Mr. Derek R. Van Laare
Thinka Weight-Loss Corporation
18201 Von Karman Avenue, Suite 1170
Irvine, CA 92612

          Re:  Warrant to Purchase Common Stock (Conversion Warrants)

Dear Mr. Van Laare:

Reference is made to the Warrant to Purchase Common Stock (Conversion Warrants) ("Warrant") dated January 29, 2003 issued by Thinka Weight-Loss Corporation (the "Company") to La Jolla Cove Investors, Inc. ("Holder"). Capitalized terms used herein shall have the definitions set forth in the Warrant.

If within 6 months of the Closing Date the Company shall have obtained additional financing from a third-party source other than Holder of at least $1,000,000, the Company shall have the right to prevent Holder' s exercise of the option to purchase Warrant Shares; provided that in no event shall the Company be allowed to prevent such purchase of Warrant Shares by Holder as are necessary for Holder to fully exercise its put and call rights under the Put and Call Agreement ("Put and Call Agreement") dated January 29, 2003 between Ronald
P.  Robertson,  Harold  Charles  Moll,  Chuck  Seven  and  Holder.

Subject to the foregoing, Holder agrees that, beginning in the next full calendar month after the Registration Statement is declared effective, Holder will convert at least 10%, of the total face value of the Debenture, and exercise at least 10%, of the Warrants, per calendar month into Common Shares of the Company, provided that the Common Shares are available, registered and freely tradable. In the event that Holder breaches this provision, Holder shall not be entitled to collect interest on the Debenture for that month.

As to any Warrant Shares that Holder does not need to use under the Put and Call Agreement, the Exercise Price of such Warrant Shares shall, at the option of the Company, be the lesser of a) $1.00, or b) 80% of the lowest Market Price during the 20 Trading Days prior to Holder's election to exercise ("Discount Multiplier"), provided, that in the event that the Registration Statement has not been declared effective by the SEC by the Deadline, then the Discount Multiplier shall decrease by 3% for each month or partial month occurring after the Deadline that the Registration Statement has not been declared effective by the SEC.


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If  this  letter  correctly reflects our agreement regarding the Warrant, please acknowledge  your  agreement  by  signing  below.


Sincerely,

/s/ Travis W. Huff

Travis  W.  Huff
Portfolio  Manager




Thinka  Weight-Loss  Corporation

By: /s/ Derek Van Laare
   ---------------------------------

Title: Director
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